Exhibit 99.1
4064 Colony Road, Suite 200
Charlotte, NC 28211
704.973.7000
www.horizonlines.com
News Release
For information contact:
Jim Storey
Director of Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
HORIZON LINES REPORTS FOURTH-QUARTER, FULL-YEAR 2008 RESULTS
•	Adjusted EBITDA of $24.7 Million for 4th Quarter, $130.0 Million for Full Year

•	Adjusted Free Cash Flow of $59.9 Million Generated in 2008
CHARLOTTE, NC, January 30, 2009 — Horizon Lines, Inc. (NYSE: HRZ), today reported results for the fourth quarter and fiscal year ended December 21, 2008.
On a GAAP basis, the company reported a fourth-quarter net loss of $18.8 million, or $0.63 per share, which includes an impairment charge, restructuring charge and anti-trust related legal expenses totaling $32.4 million pre-tax, or $0.72 per share after tax. Revenue for the fourth quarter totaled $314.7 million. Adjusted net income, which excludes these items on an after tax basis, totaled $2.8 million, or $0.09 per diluted share. For the same period in 2007, net income totaled $10.7 million, or $0.32 per diluted share, on revenue of $316.0 million.

Horizon Lines 4th Quarter 2008	Page 2 of 15
Adjusted 2008 fourth-quarter results exclude:
▪	An impairment charge of $25.4 million pre-tax, or $0.57 per diluted share after tax, comprised of a write-down of goodwill and intangible assets related to the 2007 Aero Logistics acquisition, spare vessels, and surplus equipment;

▪	A restructuring charge of $3.2 million pre-tax, or $0.07 per diluted share after tax, for the company’s non-union workforce reduction; and

▪	Anti-trust related legal expenses totaling $3.8 million pre-tax, or $0.08 per diluted share after tax, related to the Department of Justice anti-trust investigation and related litigation.
Comparison of GAAP and Non-GAAP Earnings (in millions, except per share data)

	Quarters Ended		Fiscal Years Ended
	12/21/08	12/23/07	12/21/08	12/23/07
GAAP:
Operating revenue	$314.7	$316.0	$1,304.3	$1,206.5
Net (loss) income	$(18.8)	$10.7	$3.1	$28.9
Net (loss) income per diluted share	$(0.63)	$0.32	$0.10	$0.85

Non-GAAP:
EBITDA	$(7.7)	$35.9	$89.9	$121.9
Adjusted EBITDA*	$24.7	$35.9	$130.0	$160.5
Adjusted Net income*	$2.8	$10.7	$30.8	$45.9
Adjusted Net income per diluted share*	$0.09	$0.32	$1.02	$1.36

*	See attached schedules for reconciliation of fourth-quarter and full-year 2008 and 2007 reported GAAP results to adjusted Non-GAAP results.
“Our company faced an extremely challenging environment in the fourth quarter, but we performed well under the circumstances,” said Chuck Raymond, Chairman, President and Chief Executive Officer. “We generated adjusted free cash flow totaling $47.9 million, paid down $37.5 million in debt, and achieved adjusted EBITDA of $24.7 million for the quarter and $130.0 million for the year. We completed the quarter with adequate corporate liquidity and in compliance with our credit facility financial covenants.

Horizon Lines 4th Quarter 2008	Page 3 of 15
“Volumes during the quarter were negatively impacted by the continued sharp downturn of our Hawaii market, and ongoing weakness in Puerto Rico, which is in its third year of recession,” Mr. Raymond said. “Partially offsetting this was a slight volume increase in our Alaska market and modest revenue per container increases across all of our tradelanes. The overall rate increase of 2.3%, net of fuel, was due in part to our focus on refrigerated and other higher-value cargo.
“During the quarter, we embarked on a number of initiatives to reduce costs and conserve cash in order to remain well positioned in this uncertain economic environment,” Mr. Raymond continued. “Among these actions, we reduced our non-union permanent, temporary and consultants workforce by more than 16%, which we expect will result in annualized cost savings of more than $11 million. We also are evaluating scrapping one of our spare vessels, an action that could save approximately $700,000 in annual lay up costs and produce more than $1 million in cash for the steel.”
Fourth-Quarter 2008 Financial Highlights
Operating Revenue — The 0.4% decline in operating revenue for the quarter to $314.7 million from $316.0 million for the fourth quarter of 2007 was largely due to a 5.8% overall volume decline, resulting from the weakening economies in Hawaii and Puerto Rico. The volume decline was partially offset by revenue per container improvements in all tradelanes. Revenue per container increased by $273, or 7.4% from the prior year on a gross basis, and 2.3%, net of fuel.

Operating (Loss) Income — The operating loss for the fourth quarter of 2008 totaled $23.1 million, compared with operating income of $20.5 million for the fourth quarter of 2007. The operating loss primarily reflects charges and expenses totaling $32.4 million, related to impairment, the non-union workforce reduction and legal costs related to the antitrust investigation and related litigation. Excluding these items, adjusted operating income totaled $9.3 million for the fourth quarter. The decline from last year was largely due to reduced volumes and an 81% increase in the average cost

Horizon Lines 4th Quarter 2008	Page 4 of 15
of fuel, which were partially offset by increases in revenue per container and fuel surcharges.

EBITDA — EBITDA totaled ($7.7 million) for the 2008 fourth quarter, compared with $35.9 million for the same period a year ago. Adjusted EBITDA for the 2008 fourth quarter was $24.7 million, compared with $35.9 million for the 2007 fourth quarter. Adjusted EBITDA was impacted by the same factors affecting operating income.

Shares Outstanding — As a result of share repurchases completed in the first quarter of 2008, the company had a weighted daily average of 30.0 million diluted shares outstanding for the fourth quarter of 2008, compared with 33.1 million for the fourth quarter of 2007.

Full-Year Results — For the full fiscal year ended December 21, 2008, operating revenue increased 8.1% to $1,304.3 million from $1,206.5 million for 2007. EBITDA totaled $89.9 million compared with $121.9 million a year ago. Adjusted EBITDA, excluding the items previously mentioned, as well as a 2008 second-quarter severance cost related to early retirement for certain union employees, totaled $130.0 million versus $160.5 million for 2007. Full-year net income totaled $3.1 million, or $0.10 per diluted share, compared with net income of $28.9 million, or $0.85 per diluted share for 2007. Adjusted net income was $30.8 million, or $1.02 per diluted share, compared with $45.9 million, or $1.36 per diluted share, a year ago, which excludes an after-tax loss related to the extinguishment of debt.
(Please see attached schedules for reconciliation of fourth-quarter and full-year 2008 and 2007 reported GAAP results and Non-GAAP adjusted results.)
Outlook
“We believe that 2009 will be a very challenging year for the ocean transport industry,” Mr. Raymond said, “with the world economies likely sinking deeper into a recession and financial markets continuing in disarray. In light of this tremendous economic uncertainty and lack of visibility, we are temporarily suspending our practice of providing specific

Horizon Lines 4th Quarter 2008	Page 5 of 15
annual financial guidance until economic conditions stabilize and offer more clarity. We intend to re-evaluate this position at the end of the first quarter, when we hope to have a clearer look at the year.
“Nevertheless, we believe we are well positioned to meet the challenges of 2009, based on our operating and financial performance in a very challenging fourth quarter of 2008, and additional steps we have taken to eliminate expense and conserve cash,” Mr. Raymond continued. “Strategically, we enjoy long-standing relationships with the nation’s leading brand-name customers, serving as their vital supply link transporting basic goods between the U.S. mainland and Alaska, Puerto Rico, Hawaii and Guam. Operationally, we continue to drive costs out of our organization while delivering service excellence for our customers. Financially, we remain properly capitalized, operating with adequate liquidity, within our financial covenants, and currently have no refinancing needs until 2012.”
Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s earnings during a conference call beginning at 11:00 a.m. Eastern Time today. Those interested in participating in the call may do so by dialing 1-866-394-6819, and providing the operator with conference number 81193818. A hardcopy of the presentation materials may be printed from the Horizon Lines website, http://www.horizonlines.com, shortly before the start of the call. Alternatively, a live audio webcast of the call may be accessed at http://www.horizonlines.com. In order to access the live audio webcast, please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
Use of Non-GAAP Measures
Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special

Horizon Lines 4th Quarter 2008	Page 6 of 15
items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company comprised of two primary operating subsidiaries. Horizon Lines, LLC owns or leases a fleet of 21 U.S.-flag containerships and 5 port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics, LLC offers customized logistics solutions to shippers from a suite of transportation and distribution management services designed by Aero Logistics, information technology developed by Horizon Services Group and intermodal trucking and warehousing services provided by Sea-Logix. Horizon Lines, Inc. is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statements
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

Horizon Lines 4th Quarter 2008	Page 7 of 15
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K to be filed with the SEC on or about February 4, 2009, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
(Tables Follow)

Horizon Lines 4th Quarter 2008	Page 8 of 15
Horizon Lines, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 21,	December 23,
	2008	2007
Assets
Current assets
Cash	$5,487	$6,276
Accounts receivable, net of allowance of $8,217 and $6,191 at December 21, 2008 and December 23, 2007, respectively	135,299	140,820
Deferred tax asset	7,450	13,792
Prepaid vessel rent	4,471	4,361
Materials and supplies	23,644	31,576
Other current assets	10,424	10,446

Total current assets	186,775	207,271
Property and equipment, net	208,453	194,679
Goodwill	317,068	334,671
Intangible assets, net	126,697	152,031
Deferred tax asset	23,992	4,060
Other long-term assets	24,122	33,729

Total assets	$887,107	$926,441

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$41,947	$40,225
Current portion of long-term debt	6,552	6,537
Accrued vessel rent	5,421	6,503
Other accrued liabilities	97,720	95,027

Total current liabilities	151,640	148,292
Long-term debt, net of current	563,916	572,469
Deferred rent	27,058	31,531
Other long-term liabilities	30,836	19,571

Total liabilities	773,450	771,863

Stockholders’ equity
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 100,000 shares authorized, 33,808 shares issued and 30,008 shares outstanding as of December 21, 2008 and 50,000 shares authorized, 33,674 shares issued and 31,502 shares outstanding as of December 23, 2007	338	337
Treasury stock, 3,800 and 2,172 shares at cost as of December 21, 2008 and December 23, 2007, respectively	(78,538)	(49,208)
Additional paid in capital	168,779	163,760
Retained earnings	29,780	39,994
Accumulated other comprehensive loss	(6,702)	(305)

Total stockholders’ equity	113,657	154,578

Total liabilities and stockholders’ equity	$887,107	$926,441

Horizon Lines 4th Quarter 2008	Page 9 of 15
Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 21,	December 23,	December 21,	December 23,
	2008	2007	2008	2007
Operating revenue	$314,715	$316,006	$1,304,259	$1,206,515
Operating expense:
Cost of services (excluding depreciation expense)	265,606	255,476	1,074,675	954,006
Depreciation and amortization	11,318	11,105	45,643	47,870
Amortization of vessel dry-docking	3,994	4,352	17,162	17,491
Selling, general and administrative	27,689	24,093	108,206	90,978
Impairment of assets	25,415	—	25,415	—
Restructuring costs	3,244	—	3,244	—
Miscellaneous expense, net	506	472	2,898	997

Total operating expense	337,772	295,498	1,277,243	1,111,342
Operating (loss) income	(23,057)	20,508	27,016	95,173
Other expense:
Interest expense, net	7,571	8,719	32,498	41,672
Loss on early extinguishment of debt	—	24	—	38,546
Other (income) expense, net	(60)	34	(62)	79

(Loss) income before income tax (benefit) expense	(30,568)	11,731	(5,420)	14,876
Income tax (benefit) expense	(11,773)	1,055	(8,479)	(13,983)

Net (loss) income	$(18,795)	$10,676	$3,059	$28,859

Net (loss) income per share:
Basic	$(0.63)	$0.33	$0.10	$0.87
Diluted	$(0.63)	$0.32	$0.10	$0.85

Number of shares used in calculation:
Basic	30,000	32,506	29,963	33,221
Diluted	30,000	33,095	30,331	33,859

Dividends declared per common share	$0.11	$0.11	$0.44	$0.44

Horizon Lines 4th Quarter 2008	Page 10 of 15
Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 21,	December 23,
	2008	2007
Cash flows from operating activities:
Net income	$3,059	$28,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,343	27,631
Amortization of other intangible assets	21,300	20,239
Amortization of vessel dry-docking	17,162	17,491
Impairment of assets	25,415	—
Restructuring costs	3,244	—
Amortization of deferred financing costs	2,693	2,973
Deferred income taxes	(8,479)	(13,983)
Gain on equipment disposals	(24)	(171)
Stock-based compensation	3,651	3,769
Loss on early extinguishment of debt	—	38,546
Accretion of interest on 11% senior discount notes	—	6,062
Tax benefit from exercise of stock options	—	101
Changes in operating assets and liabilities:
Accounts receivable	5,854	(12,653)
Materials and supplies	7,636	(7,368)
Other current assets	23	(3,340)
Accounts payable	1,625	11,106
Accrued liabilities	(2,721)	(15,305)
Vessel rent	(4,883)	(26,013)
Vessel dry-docking payments	(13,913)	(21,414)
Other assets/liabilities	3,383	(1,693)

Net cash provided by operating activities	89,368	54,837

Cash flows from investing activities:
Purchases of property and equipment	(39,149)	(31,426)
Purchase of business	(198)	(31,323)
Proceeds from the sale of property and equipment	500	3,362

Net cash used in investing activities	(38,847)	(59,387)

Cash flows from financing activities:
Borrowing under revolving credit facility	78,000	163,500
Payments on revolving credit facility	(80,000)	(41,500)
Purchase of treasury stock	(29,330)	(49,208)
Payments on long-term debt	(6,538)	(517,167)
Dividends to stockholders	(13,273)	(14,653)
Payments of financing costs	(139)	(12,912)
Payments on capital lease obligation	(81)	(152)
Common stock issued under employee stock purchase plan	38	216
Proceeds from exercise of stock options	13	29
Tax deficiency from exercise of stock options	—	(101)
Issuance of convertible notes	—	330,000
Borrowing of term loan	—	125,000
Purchase of call spread options	—	(52,541)
Sale of common stock warrants	—	11,958
Redemption premiums	—	(25,592)

Net cash used in financing activities	(51,310)	(83,123)

Net decrease in cash	(789)	(87,673)
Cash at beginning of year	6,276	93,949

Cash at end of year	$5,487	$6,276

Horizon Lines 4th Quarter 2008	Page 11 of 15
Horizon Lines, Inc.
Adjusted Operating Income
($ in Millions)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 21, 2008	December 23, 2007	December 21, 2008	December 23, 2007
Operating (Loss) Income	$(23.1)	$20.5	$27.0	$95.2

Adjustments:
Impairment Charge	25.4	—	25.4	—
Restructuring Charge	3.2	—	3.2	—
Anti-Trust Legal Expenses	3.8	—	10.7	—
Union Severance	—	—	0.8	—

Total Adjustments	32.4	—	40.1	—

Adjusted Operating Income	$9.3	$20.5	$67.1	$95.2

Horizon Lines 4th Quarter 2008	Page 12 of 15
Horizon Lines, Inc.
Adjusted Net Income
($ in Millions)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 21, 2008	December 23, 2007	December 21, 2008	December 23, 2007
Net (Loss) Income	$(18.8)	$10.7	$3.1	$28.9

Adjustments:
Impairment Charge	25.4	—	25.4	—
Restructuring Charge	3.2	—	3.2	—
Anti-Trust Legal Expenses	3.8	—	10.7	—
Union Severance	—	—	0.8	—
Loss on Extinguishment of Debt	—	—	—	38.6
Tax Impact of Adjustments	(10.8)	—	(12.4)	(14.2)
2007 Tonnage Tax Deferred Tax Revaluation Benefit	—	—	—	(7.4)

Total Adjustments	21.6	—	27.7	17.0

Adjusted Net Income	$2.8	$10.7	$30.8	$45.9

Horizon Lines 4th Quarter 2008	Page 13 of 15
Horizon Lines, Inc.
Adjusted Net Income Per Diluted Share

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 21, 2008	December 23, 2007	December 21, 2008	December 23, 2007
Net (Loss) Income Per Diluted Share	$(0.63)	$0.32	$0.10	$0.85

Adjustments Per Share:
Impairment Charge	0.85	—	0.85	—
Restructuring Charge	0.11	—	0.11	—
Anti-Trust Legal Expenses	0.12	—	0.35	—
Union Severance	—	—	0.03	—
Loss on Extinguishment of Debt	—	—	—	1.14
Tax Impact of Adjustments	(0.36)	—	(0.42)	(0.42)
2007 Tonnage Tax Deferred Tax Revaluation Benefit	—	—	—	(0.21)

Total Adjustments Per Share	0.72	—	0.92	0.51

Adjusted Net Income Per Diluted Share	$0.09	$0.32	$1.02	$1.36

Horizon Lines 4th Quarter 2008	Page 14 of 15
Horizon Lines, Inc.
Net Income / EBITDA / Adjusted EBITDA Reconciliation
($ in Millions)

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 21, 2008	December 23, 2007	December 21, 2008	December 23, 2007
Net (Loss) Income	$(18.8)	$10.7	$3.1	$28.9

Interest Expense, Net	7.6	8.7	32.5	41.7
Tax (Benefit) Expense	(11.8)	1.1	(8.5)	(14.0)
Depreciation and Amortization	15.3	15.4	62.8	65.3

EBITDA	(7.7)	35.9	89.9	121.9
Impairment Charge	25.4	—	25.4	—
Restructuring Charge	3.2	—	3.2	—
Anti-Trust Legal Fees	3.8	—	10.7	—
Union Severance	—	—	0.8	—
Loss on Extinguishment of Debt	—	—	—	38.6

Adjusted EBITDA	$24.7	$35.9	$130.0	$160.5

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require the Company to maintain certain interest expense coverage and leverage ratios, which contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions.

Horizon Lines 4th Quarter 2008	Page 15 of 15
Horizon Lines, Inc.
Operating Income to Adjusted EBITDA Segment Reconciliation
($ in Millions)
Fourth Quarter 2008

	Liner	Logistics	Consolidated
Operating (Loss) Income	$(1.8)	$(21.3)	$(23.1)
Depreciation and Amortization	10.4	1.0	11.4
Amortization of Vessel Dry-docking	4.0	—	4.0

EBITDA	12.6	(20.3)	(7.7)
Impairment Charge	6.0	19.4	25.4
Restructuring Charge	3.1	0.1	3.2
Anti-Trust Legal Expenses	3.8	—	3.8

Adjusted EBITDA	$25.5	$(0.8)	$24.7

Full Year 2008

	Liner	Logistics	Consolidated
Operating Income (Loss)	$52.3	$(25.3)	$27.0
Depreciation and Amortization	42.4	3.2	45.7
Amortization of Vessel Dry-docking	17.2	—	17.2

EBITDA	111.9	(22.1)	89.9
Impairment Charges	6.0	19.4	25.4
Restructuring Costs	3.1	0.1	3.2
Anti-Trust Legal Expenses	10.7	—	10.7
Union Severance	0.8	—	0.8

Adjusted EBITDA	$132.5	$(2.6)	$130.0

# # #